EX-99.77J REVALUATN

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended December 31, 2008, the Al Frank Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Al Frank Fund	$(20,947)	$13,799	$7,148
Al Frank Dividend Value Fund	(4)	4	-

These permanent differences primarily relate to real estate investment trust adjustments.

For the year ended December 31, 2008, the Capital Advisors Growth Fund decreased accumulated net realized losses on investments by $1 and decreased undistributed net investment income by $1.

For the year ended December 31, 2008, the Phocas Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Real Estate Fund	$(6)	$6	$-
Small Cap Value Fund	42,024	(42,024)	$-

The reclassifications have no effect on net assets or net asset value per share.